Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Artiva Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	—	—	$192,096,000	0.00014760	$28,354

	Total Offering Amounts					$192,096,000		$28,354

	Total Fees Previously Paid							$23,628

	Total Fee Offsets							—

	Net Fee Due							$4,726
(1)

The registrant previously registered securities on the Registration Statement on Form S-1 (File No. 333-280568) having a proposed maximum aggregate offering price of $160,080,000, which was declared effective by the Securities and Exchange Commission on July 18, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $32,016,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.